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                                                                    Exhibit 8(b)





                 [Letterhead of Wachtell, Lipton, Rosen & Katz]









                                 August 7, 1998




McDonald & Company Investments, Inc.
McDonald Investment Center
800 Superior Avenue
Cleveland, Ohio 44114-2603

Ladies/Gentlemen:

                  We have acted as special counsel to McDonald & Company Investments, Inc., a Delaware corporation ("McDonald"), in connection with the proposed merger (the "Merger") of McDonald with and into KeyCorp, an Ohio corporation ("KeyCorp"), pursuant to the Agreement and Plan of Merger dated as of June 15, 1998, between McDonald and KeyCorp (the "Merger Agreement"). At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities Exchange Commission in connection with the Merger (the "Registration Statement"), we are rendering our opinion concerning certain federal income tax consequences of the Merger.

                  For purposes of the opinion set forth below, we have relied, with the consent of KeyCorp and the consent of McDonald, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of KeyCorp and McDonald dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time. We have also relied upon the accuracy of the Registration Statement and the Proxy Statement-Prospectus of KeyCorp and McDonald (the "Proxy Statement-Prospectus") included therein. Any capitalized term used and not defined

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McDonald & Company Investments, Inc.
August 7, 1998
Page 2

herein has the meaning given to it in the Proxy Statement-Prospectus or the appendices thereto (including the Merger Agreement).

                  We have also assumed that (i) the transactions contemplated by the Merger Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus and (ii) the Merger will qualify as a statutory merger under the applicable laws of the States of Delaware and Ohio.

                  Based upon and subject to the foregoing, it is our opinion that, under currently applicable United States federal income tax law, the Merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that, accordingly:

                  (a) No gain or loss will be recognized by KeyCorp or McDonald as a result of the Merger;

                  (b) No gain or loss will be recognized by the holders of
                      McDonald & Company Common Stock who exchange all of their McDonald & Company Common Stock solely for KeyCorp Common Shares pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in the KeyCorp Common Shares);

                  (c) The aggregate tax basis of the KeyCorp Common Shares
                      received in the Merger (including fractional shares deemed received and redeemed) will equal the aggregate tax basis of the shares of McDonald & Company Common Stock surrendered in exchange therefor; and

                  (d) The holding period of the KeyCorp Common Shares received in the Merger (including fractional shares deemed received and redeemed) will include the holding period of the shares of McDonald & Company Common Stock surrendered in exchange therefor, provided that such shares of McDonald & Company Common Stock were held as capital assets at the Effective Time.

                  We express no opinion as to the United States federal income tax consequences of the Merger to stockholders subject to special treatment under United States federal income tax law (including, for example, non-United States persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, holders who acquired their shares of McDonald & Company Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold McDonald & Company Common Stock as part of a hedge, straddle or conversion transaction). In addition, no opinion is expressed with respect to the tax consequences of the Merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the income tax.

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McDonald & Company Investments, Inc.
August 7, 1998
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                  We hereby consent to the filing of this opinion with the
Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the caption "THE MERGER -- Certain Federal Income Tax Consequences" and elsewhere in the Proxy Statement-Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                      Very truly yours,

                                      /s/ Wachtell, Lipton, Rosen & Katz